EXHIBIT 10.3

PRIVATE AND CONFIDENTIAL
May 22, 2018
Dear Mr. Herrick:
Neiman Marcus Group, Inc. (“us”, “we” or the “Company”), is pleased that you have accepted our offer to join the Company’s Board of Directors (the “Board”) as a member of the Board (a “Director”). This letter sets out the main terms of your appointment, and is a contract for services and not a contract of employment.

1.	APPOINTMENT, RESIGNATION AND REMOVAL

1.1
You shall serve on the Board in accordance with, and subject to, the Certificate of Incorporation of the Company (as amended from time to time, the “Charter”), the By-Laws of the Company (as amended from time to time, the “By-Laws”) and the Stockholders Agreement, dated as of October 25, 2013, by and among the Company, Ares Corporate Opportunities Fund III, L.P., Ares Corporate Opportunities Fund IV, L.P., CPP Investment Board (USRE) Inc., ACOF Mariposa Holdings LLC and the other Securityholders (as defined therein) party thereto (as amended from time to time, the “Stockholders Agreement”).

1.2
You may resign as a Director at any time by providing written notice thereof in accordance with the By-Laws. In addition, you may be removed at any time in accordance with the Charter, the By-Laws and the Stockholders Agreement.

1.3
The Company may request that you serve as a director on the board of directors or other governing body of any of the Company’s subsidiaries, and your appointment, resignation or removal from any such board of directors or other governing body shall be subject to the certificate of incorporation and by-laws (or other similar governing documents) of such subsidiary and the Stockholders Agreement.

2.	ROLE AND DUTIES

2.1
For so long as you are a Director, you shall provide those services as (a) are required of a director under the General Corporation Law of the State of Delaware and all other applicable state and federal laws and regulations, (b) are customarily associated with and are incident to the position of a director and (c) the Company may, from time to time, reasonably request, consistent with your position as a Director.

2.2
Without limiting the foregoing, for so long as you are a Director, you shall (a) meet with the Company upon the Company’s request, at dates and times mutually agreeable to you and the Company, to discuss any matters that involve or may involve issues of which you have knowledge, and (b) cooperate with the Company in the planning, review and execution of any such matter. The Company anticipates that you will participate in (i) at least four to five in person Board meetings per year at the Company’s headquarters, or other locations as determined by the Company and (ii) monthly conference calls to discuss financial and operational results with, and provide advice to, the Company, as may be reasonably requested by the Company.

2.3
You agree to provide one half-day to one full day per month of advisory services to the Company, which may take place in the form of in-person meetings before or after Board or Committee meetings, telephone or video conference meetings or, as may be mutually agreed between you and the Company, additional in-person meetings.

2.4
Unless you are otherwise specifically authorized by the Board, you shall not enter into any legal or other commitment or contract on behalf of the Company, nor shall you hold yourself out as having any authority to bind or to speak on behalf of the Company.

2.5	For so long as you are a Director, you shall provide the Company with prior written notice before joining the board of directors, board of managers or other similar governing body of any entity.

3.	FEES AND EXPENSES

3.1
For so long as you are a Director, the Company shall pay, or cause to be paid, to you an annual fee of $75,000, which shall be payable in equal installments quarterly in arrears. Such fee shall be prorated for the actual number of days you serve as a Director in any quarter.

3.2
In addition, the Company may from time to time grant you options to purchase common stock of the Company, restricted common stock and/or other equity awards, in each case in accordance with, and subject to, one or more option award agreements and equity incentive plans.

3.3
The Company shall reimburse you, or cause to be reimbursed to you, all reasonable and properly documented out-of-pocket expenses that you incur in performing your duties in accordance with the Company’s procedure and other guidance in respect of expense claims.

3.4
Upon your resignation or removal as a Director, you shall only be entitled to (a) a pro rata portion of your annual fee as set forth in Section 3.1 and (b) reimbursement of any expenses, in accordance with Section 3.3, that are properly incurred before the date of such resignation or removal.

3.5	All amounts payable hereunder will be paid after deduction or withholding of all taxes and other amounts that are required by law, as determined by the Company.

4.	OUTSIDE INTERESTS

You represent and warrant that you are not subject to (a) any restrictions that prevent you from serving as a Director or (b) any commitments that give rise to a conflict of interest with respect to, or otherwise conflict with, any of your duties as a Director. You agree that (i) you hold a position of trust and confidence with the Company, (ii) have fiduciary duties as a Director to the Company that are subject to the standards imposed by the statutes, court decisions and other applicable law of the State of Delaware, (iii) you have been appointed as a Director in reliance on your agreements and representations in this letter and (iv) if, at any time, you become aware of any facts or circumstances that would cause any of your representations and warranties in the first sentence of this Section 4 to be untrue if made as of such time, you will promptly disclose such facts or circumstances in writing to the Board.

5.	CONFIDENTIALITY

All information acquired from or on behalf of the Company or any of its affiliates, or otherwise in connection with your service as a Director (including prior to the date hereof), is confidential and you shall not directly or indirectly release, communicate, disclose or use such information for any reason other than, during your service as a Director, in the interests of the Company and its subsidiaries. This restriction shall not apply to any information that (a) is or may become generally available to the public, other than as a result of your breach of the terms of this letter, or (b) is required to be disclosed by applicable law; provided that you shall, to the extent legally permissible, give the Company written notice of such requirement prior to any such disclosure to enable Company to seek a protective order or otherwise prevent such disclosure. You shall hold and retain such information (in whatever form you may receive it) under appropriately secure conditions.

6.	ADDRESS FOR NOTICE AND PERSONAL CONTACT DETAILS

You shall advise the Company’s General Counsel promptly of any change in your address or other personal contact details.

7.	RETURN OR DESTRUCTION OF PROPERTY

All files, documents, records, papers, electronic mail transmissions and other materials (collectively, “Materials”) furnished to you by or on behalf of the Company or any of its affiliates are the sole and exclusive property of the Company or such affiliate. Upon your resignation or removal as a Director, or at any time upon the Company’s request, you shall promptly return to the Company or destroy (and, if requested, confirm in writing such destruction) all such Materials and all other property belonging to the Company or any of its affiliates that may be in your possession or under your control, and you shall not retain any copies thereof.

8.	SEVERABILITY; COUNTERPARTS; AMENDMENTS; SecTION 409A

8.1
If at any time any of the provisions of this letter shall be held invalid or unenforceable, or are prohibited by the laws of the jurisdiction where they are to be performed or enforced, for any reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court or other body having jurisdiction over this letter, and you and the Company agree that the provisions of this letter, as so amended, shall be valid and binding as though any invalid or unenforceable provisions had not been included.

8.2	This letter may be signed in counterparts (including (without limitation) by facsimile or electronic transmission).

8.3
No amendment or modification of this letter shall be effective unless it is in writing and signed by you and the Company (or either such party’s authorized representative). The failure of either party to require the performance of any term or obligation of this letter, or the waiver by either party of any breach of this letter, shall not prevent any subsequent enforcement of such term or obligation and shall not be deemed a waiver of any subsequent breach.

8.4
Notwithstanding any provision of this letter to the contrary, this letter is intended to comply with the requirements of Section 409A of the Code and the regulations and Treasury guidance thereunder (collectively, “Section 409A”). Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with Section 409A. Further, for purposes of the limitation on nonqualified deferred compensation under Section 409A, each payment of compensation under this letter shall be treated as a separate payment of compensation.

9.	GOVERNING LAW AND JURISDICTION

9.1
This letter and any dispute or claim arising out of or in connection with it or its subject matter or formation (including without limitation non-contractual disputes or claims and the legal relationships between the parties hereto) shall be governed by the laws of the State of Delaware without regard to the principles of conflict of laws that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

9.2
Any legal actions or proceedings against either party arising out of this letter or any dispute or claim arising out of or in connection with it or its subject matter or formation (including without limitation non-contractual disputes or claims and the legal relationships between the parties hereto) will be brought in any federal court of appropriate jurisdiction located in the State of New York or any state court of appropriate jurisdiction located in New York county. Each party submits to and accepts the exclusive jurisdiction of such courts for the purpose of legal actions or proceedings and waives any objection (including without limitation any objection based on inconvenient forum) to this choice of venue for any dispute or claim that arises out of or in connection with this letter or its subject matter or formation (including without limitation non-contractual disputes or claims and the legal relationships between the parties hereto). Each party agrees that the exclusive choice of forum set forth in this Section 9.2 does not prohibit the enforcement of any judgment obtained in that forum or any other appropriate forum.

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Please indicate your acceptance of these terms by signing and returning your signature to the Chief Executive Officer.

Yours sincerely,

For and on behalf of the Company

/s/ Geoffroy van Raemdonck
Geoffroy van Raemdonck
Chief Executive Officer

I confirm and agree to the terms of my appointment as a Director of the Company as set out in this letter.

/s/ Alan Herrick
Alan Herrick